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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

     This Amended and Restated Loan Agreement (this "Agreement") dated as of November 18, 1998, by and between NationsBank, N.A. a national banking association ("Bank"), successor-in-interest to NationsBank of Texas, N.A. and Borrower (as defined below), amends and restates that certain Loan Agreement dated as of November 3, 1997, by and between Bank and Borrower.

     In consideration of the Loan described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

     1. DEFINITIONS AND REFERENCE TERMS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

         A. AFFILIATE: of any Person means any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power (i) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled Person, or (ii) to direct or cause the direction of the management and policies of the controlled Person, whether through the ownership of voting shares or by contract or otherwise.

         B. BORROWER: Intervoice, Inc., a Texas corporation.

         C. BORROWER'S ADDRESS:
            17811 Waterview Parkway
            Dallas, TX 75252

         D. CAPITAL EXPENDITURES: means the aggregate amount paid by Borrower for expenditures which were capitalized in accordance with GAAP.

         E. CHANGE IN CONTROL: means (a) the acquisition by a person (as such term is used in Section 13)(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) of the beneficial ownership of issued and outstanding shares of the voting stock of Borrower, the result of which acquisition is that such person or such group possess in excess of 30% of the combined voting power of all the issued and outstanding voting stock of Borrower, or (b) during any period of eleven consecutive calendar months, individuals who were directors of Borrower on the first day of such period shall cease to constitute a majority of the Board of Directors of Borrower.

         F. CLOSING DATE: means November 18, 1998.

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         G. CURRENT MATURITIES: means, on any date of calculation, the current portion of the Debt of Borrower.

         H. DEBT: of any Person means as of any date, without duplication, (i) all indebtedness, obligations and liabilities of such Person evidenced by bonds, debentures, notes or other similar instruments, whether recourse or non-recourse and whether secured or unsecured, (ii) all other indebtedness (including capitalized lease obligations, but excluding operating leases, trade payables, royalties payable, and accrued liabilities) of such Person on which interest charges are customarily paid or accrued, (iii) all obligations for indebtedness in respect of guarantees of another Person's Debt by such Person, (iv) the unfunded or unreimbursed portion of all letters of credit not issued by Bank for the account of such Person, and (v) all other indebtedness, obligations and liabilities of such Person of any Debt, and (vi) all indebtedness, obligations and liabilities of such Person as a general partner or joint venturer of a partnership or joint venture.

         I. DEFAULT: means any condition which with the giving of notice, the passage of time, or both, would constitute an Event of Default.

         J. DISTRIBUTIONS: by any Person, means (i) with respect to any stock issued by such Person or any partnership or joint venture interest of such Person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (ii) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (iii) any other payment or distribution of assets of a similar nature or in respect of an equity investment.

         K. EBITDA: means, for any period, determined in accordance with GAAP on a consolidated basis, for Borrower the sum of (i) Net Income plus (ii) Taxes (to the extent that such amounts have been deducted in determining Net Income for such period), plus (iii) Interest Expense (to the extent that such amounts have been deducted in determining Net Income for such period), plus (iv) all amounts attributable to depreciation and/or amortization of intangible and other assets of Borrower (to the extent that such amounts have been deducted in determining Net Income for such period), plus (or minus) (v) any other non-cash charges to the extent deducted (or included) in determining Net Income for such period.

         L. EVENT OF DEFAULT: has the meaning set forth in Section 6 of this Agreement.

         M. FIXED CHARGE COVERAGE RATIO: means, as of the end of any fiscal quarter, the ratio of (i) EBITDA to (ii) the sum of (a) Interest Expense, plus
(b) Current Maturities, plus (c) Lease Expense, (d) plus Taxes, each as actually earned or paid during the immediately preceding four (4) fiscal quarters.

         N. FUNDED DEBT: means, as of any date, all Debt of Borrower and its Subsidiaries which is evidenced by promissory notes, loan agreements, bonds or similar instruments, as such amount is required to be shown on the consolidated financial statements of Borrower, prepared in accordance with GAAP; provided, such amount excludes (i) all other indebtedness (including obligations under operating leases, trade payables, royalties payable, and accrued

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liabilities) of such Person on which interest charges are customarily paid or accrued, (ii) all obligations for indebtedness in respect of guarantees of another Person's debt by such Person, and (iii) the unfunded or unreimbursed portion of all letters of credit not issued by Bank for the account of such Person.

         O. GUARANTY: means a continuing guaranty (whether one or more) of payment of the Line of Credit, including, without limitation, principal, interest and expenses under and pursuant to the Loan Documents, executed by a guarantor in favor of Bank, as it may from time to time be renewed, extended, amended or restated.

         P. HAZARDOUS MATERIAL: has the meaning set forth in Section 4.H of this Agreement.

         Q. INTEREST EXPENSE: means, for any period, the interest expense which is required to be shown as such on the financial statements of Borrower, prepared in accordance with GAAP on a consolidated basis.

         R. LEASE EXPENSE: means, for any period, the lease expense under all Operating Leases of Borrower and its Subsidiaries.

         S. LETTER OF CREDIT: has the meaning set forth in Section 2.A.

         T. LETTER OF CREDIT EXPOSURE: means the aggregate amount of the unfunded portion of each Letter of Credit outstanding at any time.

         U. LEVERAGE RATIO: means, as of the end of any fiscal quarter, as determined in accordance with GAAP the ratio of (i) total Funded Debt on the date of determination to (ii) EBITDA for the immediately preceding four (4) fiscal quarters.

         V. LINE OF CREDIT: has the meaning set forth in Section 2.4 of this Agreement.

         W. LOAN: means any loan or loans made by Bank under the Line of Credit as described in Section 2 hereof.

         X. LOAN DOCUMENTS: means this Agreement and any and all promissory notes executed by Borrower in favor of Bank and all other documents, instruments, guarantees, certificates and agreements executed and/or delivered by Borrower, any guarantor or third party in connection with any Loan.

         Y. MATERIAL ADVERSE EFFECT: means an effect resulting from any circumstance or event of whatever nature (including but not limited to the filing of, or any adverse determination or development in, any litigation, arbitration or governmental investigation or proceeding) which (i) could reasonably be expected to have any adverse effect whatsoever upon the validity or enforceability of any Loan Document, (ii) in the reasonable judgment of Bank is considered to be material and adverse to the financial condition of Borrower or any Subsidiary (on a consolidated

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basis) and it is reasonably probable that such circumstance or event will result in a Default or Event of Default.

         Z. NET INCOME: means, for any period, the net income after Taxes of Borrower, determined in accordance with GAAP, on a consolidated basis.

         AA. NET WORTH: means, as of any date, the shareholders' equity, as shown on a balance sheet of Borrower, prepared in accordance with GAAP on a consolidated basis.

         BB. NOTE: means that certain Amended and Restated Promissory Note dated as of October _, 1998, executed by Borrower and payable to the order of Bank in the principal amount of $20,000,000.00.

         CC. OPERATING LEASES: means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13 dated November, 1976, or otherwise in accordance with GAAP.

         DD. PERSON: means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         EE. SUBSIDIARY: means any entity for which Borrower owns fifty percent (50%) or more of the equity interests (whether stock, partnership interests, membership interests or any other ownership interests) in such entity.

         FF. TAXES: means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges of any nature whatsoever, from time to time or at any time imposed by law or any federal, state or local governmental agency. "Tax" means any one of the foregoing.

    2.   LOANS.

         A. LINE OF CREDIT. Bank hereby agrees subject to the terms and conditions of this Agreement to make a line of credit (the "Line of Credit") available to Borrower in an aggregate principal amount not to exceed Twenty Million and No/Dollars ($20,000,000). The obligation to repay the Line of Credit is evidenced by the Note and has a maturity date, repayment terms and interest rate as set forth in the Note.

            i. LOANS. Borrower shall be entitled, subject to the terms and conditions of this Agreement, to obtain under the Line of Credit one or more loans under which Borrower may from time to time repay and re-borrow; provided, that, each Loan must be in an amount in excess of $250,000.

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            ii. LETTER OF CREDIT SUBFEATURE. As a subfeature under the Line of
Credit, Bank may from time to time up to and including maturity, issue letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided, however, that the form and substance of each Letter of Credit shall be subject to approval by Bank in its sole discretion; and provided further that the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate outstanding amount of all Loans made under the Line of Credit of Credit shall not at any time exceed $20,000,000. At no time shall the Letter of Credit Exposure exceed $1,000,000. Each Letter of Credit shall be issued for a term of not more than twelve (12) months, as designated by Borrower, provided, however, that no Letter of Credit shall have an expiration date subsequent to the maturity of the Note. The undrawn amount of all Letters of Credit plus any and all amounts paid by Bank in connection with drawings under any Letter of Credit for which the Bank has not been reimbursed shall be reserved under the Line of Credit and shall not be available for advances thereunder. Each draft paid by Bank under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid in accordance with the terms of the Line of Credit; provided however, that if the Line of Credit is not available for any reason whatsoever, at the time any draft is paid by Bank, or if advances are not available under the Line of Credit in such amount due to any limitation of borrowing set forth herein, then the full amount of such drafts shall be immediately due and payable, together with interest thereon, from the date such amount is paid by Bank to the date such amount is fully repaid by Borrower, at that rate of interest applicable to advances under the Line of Credit. In such event, Borrower agrees that Bank, at Bank's sole discretion, may debit Borrower's deposit account with Bank for the amount of such draft.

         B. REQUESTS FOR LOANS AND LETTERS OF CREDIT. Bank's obligation to fund any proposed Loan or issue any proposed Letter of Credit hereunder is conditioned upon (i) no Default or Event of Default having occurred and be continuing at the time of Bank's obligation to fund, (ii) Borrower's providing Bank, prior to 10:00 a.m., Dallas, Texas time, on the date of any such proposed Loan or Letter of Credit, a Request for Advance (herein so called) in the form set forth on Exhibit A attached hereto and incorporated herein by reference specifying its intention to borrow or reborrow such Loan or to have such Letter of Credit issued hereunder, and (ii) upon satisfaction by Borrower of the terms and conditions set forth in this Agreement and the Request for Advance. Bank shall have the right to debit any amounts on account with Bank to pay any and all interest past due under the Note.

         C. GENERAL PROVISIONS AS TO PAYMENTS ON LOANS; APPLICATION OF PAYMENTS OF LOANS. Borrower shall make each payment of principal and interest on the Note and all fees payable hereunder or under any other Loan Document not later than 12:00 noon (Dallas time) on the date when due, in Federal or other funds immediately available in Dallas, Texas, to Bank at Bank's address for payments set forth above. All payments on the Note shall be applied against accrued but unpaid interest and then against the principal portion of the Note; provided, however, that, unless otherwise designated by Borrower or required by law, prepayments and involuntary payments received by Bank and applied to principal hereunder shall be applied first to the Prime Rate Portions (as defined in the Note) (or that portion of LIBOR Rate Portions (as defined in the Note) not subject to a prepayment penalty) and then to reduce LIBOR Rate Portions.



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         D. FEES. As a condition to the Bank's entering into this Agreement,
Borrower hereby agrees to pay to Bank the following fees:

            i. upfront fee in the amount of $25,000, which shall be due and payable on the date of this Agreement.

            ii. a usage fee (the "Usage Fee") in the amount of 0.1875% per annum times the difference between (a) Twenty Million and No/100 Dollars ($20,000,000.00), minus (b) the average daily outstanding principal balance of the Line of Credit for the preceding fiscal quarter. Borrower shall pay the Usage Fee to Bank on the first day of each December, March, June and September, during the term of the Line of Credit, commencing on December 1, 1998. Borrower and Bank agree that the Usage Fee is being paid by Borrower in consideration of the commitment of Bank to make the Line of Credit available to Borrower upon the terms and conditions set forth in this Agreement.

            iii. a letter of credit fee (the "Letter of Credit Fee") in the amount of 0.75% per annum times the Letter of Credit Exposure. Borrower shall pay the Letter of Credit Fee to Bank on the first day of each December, March, June and September during the term of the Line of Credit, commencing on December 1, 1998.

     3. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

         A. GOOD STANDING. Borrower is a Texas corporation, duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business.

         B. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower is in compliance with all laws and regulatory requirements to which it is subject.

         C. BINDING AGREEMENT. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

         D. LITIGATION. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed which could have a material adverse effect on the consolidated financial statements of Borrower to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

         E. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision,


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partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.

         F. OWNERSHIP OF ASSETS. Borrower has good title to any collateral at any time pledged, and such collateral is free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

         G. TAXES. All Taxes due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and Borrower has filed all tax returns which it is required to file.

         H. FINANCIAL STATEMENTS. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's consolidated financial condition as of the date or dates thereof, and there has been no Material Adverse Change in Borrower's financial condition or operations since May 31, 1998. All factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

         I. PLACE OF BUSINESS. Borrowor's chief executive office is at Borrower's address.

         J. SUBSIDIARIES. Borrower does not currently have any Subsidiaries which are not currently in the process of liquidation, except as disclosed on
Schedule 3(J) attached.

         K. ENVIRONMENTAL. The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

         L. YEAR 2000 COMPLIANCE. Borrower has (i) initiated a review and assessment of all areas within its and each of its Affiliates' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by Borrower or any of its Affiliates (or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Borrower reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Affiliates' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after

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January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have Material Adverse
Effect.

         M. FISCAL YEAR END. Borrower's fiscal year end is the last day of February, (the "Fiscal Year End").

         N. CONTINUATION OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of the advance of any Loan under the Note. If Borrower forms any Subsidiary as permitted by this Agreement, each of the representations and warranties herein made shall also apply to, and be deemed made by, such Subsidiary from and after the formation of such Subsidiary.

     4. AFFIRMATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower and each Subsidiary (on a consolidated basis), if any, will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

         A. FINANCIAL STATEMENTS AND OTHER INFORMATION. Maintain a system of accounting satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's consolidated books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes, if any such accountant selected by Bank determines that any financial statements delivered to Bank hereunder are false or misleading in any material respect. Unless written notice of another location is given to Bank, Borrower's consolidated books and records will be located at Borrower's Address. All financial statements called for below shall be prepared in form and content acceptable to Bank and by independent certified public accountants acceptable to Bank.

In addition, Borrower will:

     i. Furnish to Bank audited financial statements of Borrower for each fiscal year of Borrower, within ninety-seven (97) days after the close of each such fiscal year, which financial statements shall be prepared on a consolidated and consolidating basis; and shall include, without limitation a balance sheet and statements of income and cash flow.

     ii. Furnish to Bank quarterly financial statements (including a balance sheet and profit and loss statement) of Borrower for each quarter of each fiscal year of Borrower, within fifty-two (52) days after the close of each such period, which financial statements shall be prepared on a consolidated basis and consolidating basis, and shall include, without limitation, a balance sheet and statements of income and cash flow.

     iii. Within seven (7) days after filing thereof, a true, correct and complete copy of each Form 10-K and Form 10-Q and each other report filed by or on behalf of Borrower with the



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SEC; provided, that, if such filings include all of the required submissions from (i) and (ii) above, such forms may be submitted in lieu of the submissions required by (i) and (ii) above.

     iv. Commencing on the date of this Agreement and continuing thereafter until the Note is paid in full, furnish to Bank a compliance certificate for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in paragraphs i and ii above, containing (a) a certification from an officer of Borrower that to the best of such officer's knowledge and belief the financial statements of even date are true and correct and that the Borrower is not in default under the terms of this Agreement, and (b) computations and conclusions in such detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all financial covenants.

     v. Furnish to Bank promptly such reasonable additional information, reports and statements respecting the business operations and financial condition of Borrower and its Subsidiaries from time to time, as Bank may reasonably request.

         B. INSURANCE. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all material assets, business interruption insurance, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least thirty (30) days prior notice to Bank of any cancellation thereof. Borrower shall provide to Bank satisfactory evidence of such insurance prior to the Closing Date, as well as on each anniversary of the Closing Date.

         C. SUBSIDIARIES. Immediately (i) notify Bank if any Subsidiary is formed and (ii) require such Subsidiary to execute a Guaranty in form and substance satisfactory to Bank securing the Line of Credit.

         D. EXISTENCE AND COMPLIANCE. Maintain its existence, good standing and qualification to do business, where required, and comply with all laws, regulations and governmental requirements including, without limitation, environmental laws applicable to it or to any of its property, business operations and transactions.

         E. ADVERSE CONDITIONS OR EVENTS. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would or might reasonably be expected to materially adversely affect Borrower's or any Subsidiary's financial condition or operations or Bank's rights under the Loan Documents, (ii) any litigation filed by or against Borrower or any Subsidiary that could have a material adverse effect on Borrower's or such Subsidiary's consolidated financial condition, (iii) any event that has occurred that would constitute an event of default under any Loan Documents, and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $ 1,000,000.00.

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         F. TAXES AND OTHER OBLIGATIONS. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except to the extent the same an being contested in good faith by appropriate proceedings in a diligent manner.

         G. MAINTENANCE. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

         H. CONTINGENT LIABILITIES. Immediately inform Bank of any claim or demand which could reasonably be expected to result in the actual or potential incurrence of any contingent liability for which Borrower or any Subsidiary is liable and which is equal to or in excess of $3,000,000, including the amount and to whom the obligation is or may be payable.

         I. ENVIRONMENTAL. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials (as defined below) affecting Borrower's or any Subsidiary's business operations; and (ii) all claims made or threatened by any third party against Borrower or any Subsidiary relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower or any Subsidiary with respect to Borrower's business operations. Neither Borrower nor any Subsidiary will use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower or any Subsidiary except such materials as are incidental to Borrower's or any Subsidiary's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws. Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's or any Subsidiary's places of business or any other property of Borrower or any Subsidiary at any reasonable times upon three (3) days prior notice for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower or such Subsidiary is complying with this covenant and Borrower and each Subsidiary shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefore. "Hazardous Material" shall have the meaning ascribed to the term "hazardous substance" under the Superfund Amendments and Reauthorization Act of 1986.

         J. YEAR 2000 COMPLIANCE. Borrower will promptly notify Bank in the event Borrower discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Affiliates' business and operations will not be Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

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     5. NEGATIVE COVENANTS. Until full payment and performance of all obligations of Borrower under the Loan Documents, Borrower and each Subsidiary, if any, will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

         A. FINANCIAL CONDITIONS. Permit:

            i. Borrower's Leverage Ratio to be more than 1.25 to 1.0 as of the end of any fiscal quarter.

            ii. Borrower's Fixed Charge Coverage Ratio to be less than 2.75 to
         1.0 as of the end of any fiscal quarter.

            iii. Borrower's Net Worth to be less than $50,000,000, plus seventy-five percent (75%) of the Borrower's Net Income for the most recent fiscal quarter.

         B. TRANSFER OF ASSETS OR CONTROL. Enter into any merger or consolidation unless permitted pursuant to the provisions of Section 5.I., or sell, lease, assign or otherwise dispose of or transfer any of its material assets or properties or any material interest therein, except, (i) in the normal course of business (including sales, leases, assignments and transfers of assets or properties to Subsidiaries of Borrower in the normal course of its business); and (ii) equipment which is worthless, obsolete or not necessary for the operation of its business, or which is replaced by equipment of equal suitability. Additionally, Borrower will not transfer more than ten percent (10%) of its total assets as designated in the Annual Report on Form 10-K for the most recently completed fiscal year of Borrower ended February 28, to any Subsidiary or Subsidiaries, in the aggregate, during the term of this agreement.

         C . LIENS. (i) Grant, suffer or permit any contractual or noncontractual lien on or security interest in its accounts receivable, inventory, equipment, general intangibles, or any other property of Borrower or any Subsidiary now owned or hereafter acquired, except for liens in favor of Bank, statutory liens for taxes, statutory or contractual mechanic's and materialsman's liens incurred in the ordinary course of business, other similar statutory liens incurred in the ordinary course of business, including, without limitation, liens in connection with workers compensation, unemployment compensation, or similar legislation, liens in respect of capital leases incurred in the ordinary course of business, liens secured by the Debt permitted by, and as limited by, Section 5.H(ii), bank setoff rights in respect of deposit accounts established in the ordinary course of business, or (ii) fail to promptly pay when due all lawful claims, whether for labor, materials or otherwise, or which are otherwise secured by the liens permitted by this Section 5.C.

         D. DIVIDENDS AND DISTRIBUTIONS. Make any Distribution (other than dividends payable in capital stock, including shares distributed in connection with preferred shares purchase rights, of Borrower or as permitted by Section 5.J) on any shares of any class of its capital stock.

         E. NO LOSSES. Not permit, as of the end of the immediately preceding four (4) quarters, the Net Income plus non-cash, nonrecurring charges or minus non-cash, nonrecurring gains



AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                        Page 11
of Borrower for such four fiscal quarter after any and all Distributions or any other payments to be less than One and 00/100 Dollars ($1.00).

         F. CHARACTER OF BUSINESS. Change the general character of Borrower's business as conducted at the date hereof, or engage in any type of business not reasonably related to Borrower's business as presently conducted.

         G. CHANGE IN CONTROL. Permit a Change in Control.

         H. DEBT. Incur any Debt (as defined below), except for (i) the Loans and Letters of Credit evidenced by the Note; (ii) debt evidenced by one or more promissory notes, provided, that (a) such debt shall in no case exceed $30,000,000.00, (b) such debt shall be secured by existing real property assets of Borrower (and any improvements thereon), and (c) such debt shall be without recourse to Borrower or any Subsidiary; (iii) trade payables, royalty payments, purchases under capitalized leases and purchase money indebtedness incurred in the ordinary course of business; and (iv) Debt in respect of (a) taxes, assessments, governmental charges or levies and claims for labor, materials and supplies, (b) judgments, awards or settlements, which are in the aggregate less than $3,000,000, and which have been in force for less than the applicable appeal period so long as execution is not levied thereunder or in respect of which Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review, (c) endorsements made in connection with the deposits of items for credit or collection in the ordinary course of business, and (d) unsecured indebtedness at any time in an amount not to exceed $500,000 in the aggregate.

         I. ACQUISITIONS. Neither Borrower nor any Subsidiary of Borrower shall, without prior approval of Bank, consolidate or merge with or acquire any other Person; provided, however, that (i) Borrower or any Subsidiary of Borrower may consolidate with or merge into Borrower or any other Subsidiary of Borrower, and
(ii) Borrower or any Subsidiary of Borrower can make Acquisitions (as defined below) so long as the aggregate amount of the Total Acquisition Price (as defined below) for all Acquisitions by Borrower or any Subsidiary of Borrower after the date hereof is less than $15,000,000.00. "Acquisition" means any transaction pursuant to which Borrower or any of its Subsidiaries, (1) whether by means of a capital contribution or purchase or other acquisition of stock or other securities or other equity participation or interest, (a) acquires 50% or more of the equity interest in any Person pursuant to a solicitation by Borrower or such Subsidiary of tenders of equity securities of such Person, or through one or more negotiated block, market, private or other transactions, or a combination of any of the foregoing, or (b) makes any corporation a Subsidiary of Borrower or such Subsidiary, or causes any corporation, other than a Subsidiary of Borrower or such Subsidiary, to be merged into Borrower or such Subsidiary (or agrees to be merged into any other corporation other than a wholly-owned Subsidiary (excluding directors' qualifying shares) of Borrower or such Subsidiary), or (2) purchases all or substantially all of the business or assets of any Person or of any operating division of any Person. "Total Acquisition Price" means, in connection with any Acquisition, the sum of all cash to be paid at closing or in installments plus the value of any stock given by Borrower in connection with such Acquisition which value is determined in accordance with GAAP plus any other amounts paid or to be paid by Borrower or any Subsidiary of Borrower as part of the purchase price in connection with such Acquisition plus any

AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                         Page 12

Debt (other than trade payables incurred in the ordinary course of business) assumed by Borrower or any Subsidiary in connection with such Acquisition; provided, that such Total Acquisition Price shall not include incentive payments based on the favorable performance of the acquired entity or assets after the sale.

         J. FISCAL YEAR END. Change Borrower's Fiscal Year End.

         K. VIOLATE OTHER COVENANTS. Violate or fail to comply with any covenants or agreements regarding other Debt which will or would with the passage of time or upon demand cause the maturity of such other Debt or any other Debt to be accelerated.

         L. NEGATIVE PLEDGE AGREEMENTS. Other than as permitted by Section 5.H., enter into any agreement (excluding this Agreement or any other Loan Documents) prohibiting the creation or perfection of any lien or security interest upon any of its accounts receivable, inventory or other assets, whether now owned or hereinafter acquired.

     6. Events of Default. The term "Event of Default" as used in this Agreement, shall mean any one of the following:

         (a) The failure of Borrower to pay when due any principal of or interest on the Note, or any fees, charges or any other amounts payable to Bank hereunder or under the Note or other Loan Documents;

         (b) The failure, refusal or neglect of Borrower to observe, perform or comply with any covenant or agreement contained in Section 4.A., Section 5.A. or
Section 5.E. of this Agreement, and the continuation of such failure for a period of five (5) days after Bank has given Borrower written notice thereof;

         (c) The failure, refusal or neglect of Borrower or any Subsidiary to observe, perform or comply with any covenant or agreement (other than those addressed in (b) above) contained in this Agreement, or any of the other Loan Documents, and the continuation of such failure for a period of thirty (30) days after Bank has given Borrower written notice thereof;

         (d) Any representation, warranty, certification or statement made by Borrower (either for itself or for any other Person) or any Subsidiary in this Agreement or by Borrower or any other Person on behalf of Borrower or any Subsidiary in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document shall prove to have been untrue in any material respect when made or deemed to have been made, and, (provided, that Borrower did not know nor should have known in the ordinary course that such representation, warranty, certification or statement to be materially incorrect) the continuation of the state of facts causing such representation, warranty, certification or statement to be materially incorrect for a period of thirty (30) days after Bank has given Borrower written notice thereof;

         (e) The filing or commencement by Borrower or any Subsidiary of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or

AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                        Page 13
its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or Borrower or any Subsidiary shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

         (f) The filing or commencement of an involuntary case or other proceeding against Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

         (g) The liquidation or dissolution of Borrower or any Subsidiary (unless substantially all assets of such Subsidiary are transferred to Borrower or another Subsidiary of Borrower); or

         (h) A Material Adverse Change occurs in the financial condition of Borrower or any Subsidiary (on a consolidated basis), and the continuation of such Material Adverse Change for a period of thirty (30) days after Bank has given Borrower written notice thereof.

     7. REMEDIES UPON DEFAULT. If an event of default shall occur, Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

     8. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

     BORROWER:
     Intervoice, Inc.
     17811 Waterview Parkway
     Dallas, TX 75252
     Attn: Chief Financial Officer

     BANK:
     NationsBank, N.A.
     Attn: Commercial Lending
     901 Main Street, 7th Floor
     P.O. BOX 831000
     Dallas, TX 75283-1000
     Attn: Matt Bryant


AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                         Page 14
or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows:

         A. If sent by mail, upon the earlier of the date of receipt or five (5) days after deposit in the U.S. Mail, first class postage prepaid;

         B. If sent by any other means, upon delivery.

     9. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower agrees to pay all out-of-pocket expenses of Bank in connection with the enforcement and the collection of the Note.

     10. MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

         A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration, except as set forth in Section 6. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

         B. APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Texas and applicable United States federal law.

         C. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

         D. DOCUMENTS. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

         E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance


AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                        Page 15
shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

         F. INDEMNIFICATION. Borrower agrees to indemnify Bank and hold Bank harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, all fees and disbursements of counsel for Bank in connection with any investigative, administrative or judicial proceeding, whether or not Bank shall be designated a party thereto) which may be incurred by Bank, relating to or arising out of this Agreement or any actual or proposed use of proceeds of the Loan or Loans under the Note; PROVIDED THAT BANK SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN AFFIRMATIVE ACTS, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE INTENTION HEREBY THAT BANK SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE OR OTHERWISE).

         G. SURVIVABILITY. All covenants, agreements, representations and warranties made herein or in the Loan Documents shall survive the making of the Line of Credit and shall continue in full force and effect so long as the Line of Credit is outstanding or the obligation of Bank to make any advances under the Line of Credit or each Letter of Credit shall not have expired.

         H. ACCOUNTING TERMS: all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under generally accepted accounting principles ("GAAP"), as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 3.H. hereof.

     11. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

         A. SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE CITY OF BORROWER'S DOMICILE. AT TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED

AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                         Page 16

FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

         B. RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS ARBITRATION PROVISION; OR
(II) BE A WAIVER BY THE BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR
(C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

     12. NO ORAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                        Page 17

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

BANK:                                      BORROWER:

NATIONSBANK, N.A.,                         INTERVOICE, INC.,
a national banking association,            a Texas corporation
successor-in-interest to
NationsBank of Texas, N.A.

By: /s/ MATT BRYANT                        By: /s/ ROB-ROY GRAHAM
   ------------------------------------       ---------------------------------
    Matt Bryant,                               Rob-Roy Graham,
                                               Chief Financial Officer
    -----------------------------------


AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)                        Page 18

                                   EXHIBIT A

                               REQUEST FOR ADVANCE

         This Request for Advance is being delivered by INTERVOICE, INC., a Texas corporation ("Borrower"), as borrower under that certain Loan Agreement (the "Loan Agreement"), dated as of _____________, executed by Borrower and NationsBank, N.A., a national banking association ("Bank"). Unless defined herein or indicated otherwise, each capitalized term used herein shall have the meaning given to such term in the Loan Agreement.

         1. Borrower hereby requests a Loan in an amount equal to $_________. Borrower represents and warrants to Bank that the aggregate Loans plus any Letter of Credit requested herein will not cause the aggregate amount of loans outstanding plus the Letter of Credit Exposure to exceed the amount which Borrower is entitled to borrow pursuant to Section 2 (or any other provisions) of the Loan Agreement.

         2. Borrower requests that of the Loan requested hereby, $___________ bear interest based at the Applicable Prime Rate (as defined in the Note) and $___________ bear interest based at the Applicable Adjusted LIBOR Rate (as defined in the Note). With respect to the LIBOR Rate Portion (as defined in the
Note), the Interest Period (as defined in the Note) shall be ___ days, with the Effective Date (as defined in the Note) being ______________________.

         3. Borrower hereby certifies, represents and warrants to Bank that:

            (a) This Request for Advance has been duly authorized by all necessary action on the part of Borrower.

            (b) The representations and warranties contained in the Loan Agreement and the other Loan Documents remain true and correct on and as of the date hereof (except to the extent any representation or warranty is made as of a particular date) with the same force and effect as though made on the date hereof.

            (c) No Default or Event of Default has occurred and is continuing, and the making of the Loan or issuing of the Letter of Credit requested hereby shall not constitute a Default or Event of Default.

            (d) Borrower has performed and complied with all agreements and conditions in the Loan Agreement and the other Loan Documents required to be performed or complied with by Borrower on or prior to the date hereof.

            (e) The proceeds of the Loan or Letter of Credit herein requested will not be used in violation of any provision of the Loan Agreement or any other Loan Document.

         4. Borrower acknowledges and agrees that the making of the Loan or the issuance of the Letter of Credit requested hereby shall not constitute a waiver of any condition precedent to the

EXHIBIT A TO AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)           Page 1
obligation of Bank to make further Loans under the Note or arrange for the issuance of additional Letters of Credit.

     EXECUTED as of ___________, 19___.


                                   INTERVOICE, INC., a Texas corporation

                                   By:
                                      ----------------------------------------
                                   Name:
                                        --------------------------------------
                                   Title:
                                         -------------------------------------

EXHIBIT A TO AMENDED AND RESTATED LOAN AGREEMENT (Intervoice)            Page 2